Attachment A
Expense Limitation
(as a percent of average daily net assets attributable to each stated class)

Fund	Class	Expense Limitation Period Ends
Premium Income Fund	Class A 1.30% Advisor Class 1.06% Institutional Class 0.99%	January 31, 2020
Attachment A amended: January 31, 2019
FIRST INVESTORS INCOME FUNDS

By:	/s/ Joseph I. Benedek
Name:	Joseph I. Benedek
Title:	Treasurer

FORESTERS INVESTMENT MANAGEMENT
COMPANY, INC.

By:	/s/ Joseph I. Benedek
Name:	Joseph I. Benedek
Title:	Treasurer

FORESTERS INVESTOR SERVICES, INC.

By:	/s/ Greg Walter
Name:	Greg Walter
Title:	Senior Vice President